Exhibit 1a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31636) of Mettler Toledo International, Inc., of our report dated June 24, 2011 with respect to the statements of net assets available for benefits (modified cash basis) of Mettler Toledo, Inc. Defined Contribution Retirement Savings Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule of Schedule H, Line 4i — schedule of assets (held at end of year) (modified cash basis) as of December 31, 2010 which report appears in the December 31, 2010 annual report on Form 11-K of Mettler Toledo, Inc. Defined Contribution Retirement Savings Plan.
/s/ Clark, Schaefer, Hackett & Co.
Columbus, Ohio
June 24, 2011

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